EXHIBIT 5.3

CONSENT OF HASSAN GHAFFARI, P.ENG.

OF TETRA TECH CANADA INC.

I consent to the use of my name contained in the technical reports entitled, “Resource Estimate Update for the Proposed Acquisition of the La Preciosa Property, Durango, Mexico” with an effective date of October 27, 2021 and issue date of December 10, 2021, and Mineral Resource Estimate Update for the Avino Property, Durango, Mexico, effective February 16, 2023, by Tetra Tech Canada Inc. in the Corporation’s Registration Statement on Form F-10.

TETRA TECH CANADA INC.

Dated: March 6, 2023	By:	/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.